EXHIBIT 99

              NIC Chief Administrative Officer to Retire

    OLATHE, Kan.--(BUSINESS WIRE)--Sept. 11, 2007--After 12 years at NIC (Nasdaq: EGOV) and more than 40 years in business, the company's chief administrative officer, Sam Somerhalder, announced his retirement effective September 15. The company will consolidate Somerhalder's duties under Chief Operating Officer William "Brad" Bradley.

    "Sam built our operations and administration organization from the ground up," said Jeff Fraser, NIC's CEO. "He brought years of experience running back-office operations in financial services, which has proved invaluable to our growing company. He leaves a legacy of leadership that we value."

    Somerhalder joined NIC in 1995 as its 14th employee, helping establish the company's second state portal company in Nebraska. After four years there, he assumed responsibility for the company's operations and administration functions. Somerhalder is 65.

    "I think I speak for everyone at NIC when I say that Sam will very much be missed," said NIC President Harry Herington. "Sam has been more than a valued and trusted member of the senior executive team -- he's been a great friend. We wish him well as he and his wife, Jean, embark on the next phase of their life together."

    About NIC

    NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,600 state and local agencies that serve more than 67 million people in the United States. Additional information is available at http://www.nicusa.com.

    CONTACT: NIC
             David Oboyski, 913-754-7054
             doboyski@nicusa.com